EMPLOYMENT AGREEMENT
                         WITH NON-COMPETITION AGREEMENT
                   COVERING THE DIRECTIONAL DRILLING BUSINESS

     By this Agreement, BLACK WARRIOR WIRELINE CORP., a Delaware corporation, referred to in this Agreement as Employer, located at 3748 Highway 45, North, Columbus, Mississippi 39705, employs ALAN MANN, referred to in this Agreement as Employee, of 13843 Highway 105 West, Suite 212, Conroe, Texas 77304, who accepts employment on the following terms and conditions.

     WHEREAS, Employer has, contemporaneously herewith, purchased all of the assets of Diamondback Directional, Inc., ("Diamondback") pursuant to that certain Asset Purchase Agreement dated effective as of September 1, 1997, (the "APA"), between Employer and Diamondback; and

     WHEREAS, as of the effective date of the APA, Employer has formed its "Diamondback Directional Company" division to engage in the same business previously undertaken by Diamondback Directional, Inc.; and

     WHEREAS, the APA requires, as a condition to closing thereof, that Employee enter into this Employment Agreement;

     NOW, THEREFORE, in consideration of the premises, and to meet the requirements of the APA that Employee enter this contract with Employer, and the Mutual covenants hereinafter set forth, faithfully to be kept by the parties hereto, the receipt and sufficiency of which consideration is acknowledged by Employer and Employee; it is agreed as follows:

                                    ARTICLE 1

                               TERM OF EMPLOYMENT

     1.01. By this Agreement, the Employer employs the Employee, and the Employee accepts employment with the Employer, agreeing to remain in the employ of Employer, for a period of five (5) years beginning on the 1st day of September, 1997.

                                    ARTICLE 2

                                  COMPENSATION

                               Basic Compensation

     2.01. As compensation for all services rendered under this Agreement, the Employee shall be paid by the Employer a salary of $225,000.00 per year, payable bi-monthly, in arrears.

                                    ARTICLE 3

                               DUTIES OF EMPLOYEE

                                     Duties

     3.01. The Employee is employed as Vice President of Employer's Diamondback Directional Company division, serving at the direction and control of the President and officers of Employer. Employee shall live in Conroe, Texas, and work in such areas as required to serve the best interests of Diamondback Directional Company.

                               Extent of Services

     3.02. Employee shall devote the whole of his time during business hours, and at any other time when he is reasonably needed, for the benefit of the Employer in its Directional Drilling Business. The Employee shall use his best efforts to promote the interest and welfare of the Employer at all times.

     3.03. Any outside employment, consulting or any other active commercial business activity of any kind is strictly forbidden without written permission of the President of the Employer and shall be grounds for immediate termination; provided that Employee's continued partial ownership of one "hot-shot" truck and a small passive interest in a production company which owns oil and/or gas wells, shall not be considered a violation of this provision.



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

                                    ARTICLE 4

                NON-COMPETITION IN DIRECTIONAL DRILLING BUSINESS

     4.01. The Employee agrees that for and during the duration of his employment, and for two years after termination of employment (the "Non-Compete
Term), he will not directly or indirectly become employed by or associated with, in any capacity, any other person, firm or corporation which operates a Directional Drilling Business in the States of Texas, Louisiana, New Mexico, Wyoming, Colorado, Montana, Oklahoma, Alabama, North Dakota, South Dakota and Mississippi (the "Non-Compete Area"), which area is deemed reasonable by the parties considering that the Employer and Diamondback Directional, Inc., have entered into, contemporaneously herewith, the APA, and also desire to comply with the Texas Covenant Not to Compete Act, and further considering the prior and anticipated business plan of the Employer, including, without limitation, the prior business area of Diamondback Directional, Inc., and the plan for Employee to be exposed to Employer's offices, facilities, customer base and trade secrets in the Non-Compete Area, and the plan for Diamondback Directional Company to expand into one or more parts of the Non-Compete Area.

     4.02. It is agreed by the parties hereto that, in the event of any breach on the non-competition provisions of Section 4.01 hereof, legal remedies available to the Employer would be inadequate. Therefore, in the event of such breach, the Employer is specifically authorized to apply to a court of competent jurisdiction to enjoin any violation of such provision.

                                    ARTICLE 5

                          EMPLOYEE BENEFITS AND BONUSES

     5.01. The Employer agrees that the Employee will be entitled to the same benefits package as like Employees of Employer.

                           Medical and Dental Benefits

     5.02. Pursuant to Employer's company group plan, the Employer agrees to include the Employee in the hospital, surgical, medical and dental benefit plan adopted by the Employer from time to time.

                              Group Life Insurance

     5.03. Pursuant to Employer's company group plan, the Employer agrees to include the Employee under the group term life insurance policy adopted by Employer from time to time.

                                    ARTICLE 6

                 REIMBURSEMENT OF EXPENSES INCURRED BY EMPLOYEE

                                Business Expenses

     6.01. In accord with Employer's standard practices, the Employee is authorized to incur reasonable business expenses for promoting the business of the Employer, some of which must be approved in advance by Employer. The reasonable business expense may include expenditures for entertainment and travel. Reimbursement will be in accord with Employer's standard practices.

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

                                    ARTICLE 7

                                   TERMINATION

     7.01. Employee's employment may be terminated by Employer upon the occurrence of any of the following events:

                    (a) At the end of the fifth year of employment hereunder, unless extended by mutual agreement of the parties; or

                    (b) Upon any material breach of the employment relationship, including the failure of Employee to perform his duties, as reasonably directed by Employer; or

                    (c)  Upon the death or disability of the Employee; or

                    (d) Conviction in a court of law of any felony or offense involving Employer's property or business.

                    (e) Violation of any part of the Employer's standard policies and procedures, drug and alcohol policy or any policy letters which may be issued from time to time.

                                    ARTICLE 8

                               GENERAL PROVISIONS

     8.01. All notices or other communications required under this Agreement may be effected either by personal delivery in writing, fax or by certified mail, return receipt requested. Notice shall be deemed to have been given when delivered or mailed to the parties at their respective addresses as set forth above or when mailed to the last address provided in writing to the other party by the addressee.

         The current address of Employer is:

                  c/o  Black Warrior Wireline Corp.
                  3748 Highway 45, North
                  Columbus, Mississippi 39701
                  Attn: William L. Jenkins

         The current address of Employee is:

                  Alan Mann
                  13843 Highway 105 West, Suite 212
                  Conroe, Texas  77304

     Any party may change the address to which notices are to be delivered to such party, by notice given in accordance with this subparagraph to the other party.

                                   Amendments

     8.02. This Agreement shall not be modified or amended except by a writing signed by both parties.

                         Applicable Law, Enforceability

     8.03. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas. The parties have carefully considered the Non-Compete Area and the Non-Compete Term, and believe both to be reasonable. However, should it be determined that the non-compete provisions of this Employment Agreement is unenforceable due to the extent of the Non-Compete Area or the duration of the Non-Compete Term, then this Employment Agreement shall be deemed to be amended, and construed, as covering a revised Non-Compete Area, and as being for a revised Non-Compete Term, which is reasonable and enforceable.

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

                                    Captions

     8.04. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

                                   Assignment

     8.05. Neither this Agreement, nor any right, interest or obligation hereunder, may be assigned by either of the parties hereto without the prior written consent of the other party, except that Employer may assign this Agreement, in whole or in part, to its subsidiary Boone Wireline Co., Inc., provided that no such assignment shall relieve Employer of any obligations created hereunder.

                  Entirety of Agreement, Counterpart Signatures

     8.06. This Agreement supersedes all other agreements, either oral or in writing, between the parties to this Agreement, with respect to the employment of the Employee by the Employer. This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to such employment.

     8.07. This document may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Employer by and through its duly authorized officers and the Employee have caused this instrument to be executed under seal
effective the     day of September, 1997.

                                                BLACK WARRIOR WIRELINE CORP.
WITNESS:


                                                BY:
                                                   William L. Jenkins, President
WITNESS:



                                                 ALAN MANN



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